Exhibit 99.1

FOR IMMEDIATE RELEASE

Genesis HealthCare Contact:
Lori Mayer
Investor Relations
610-925-2000

GENESIS HEALTHCARE CORPORATION REPORTS
SECOND QUARTER FISCAL 2006 RESULTS

•	Revenues Grow 5.8% on Adjusted Basis Over Prior Year

•	Earnings Guidance Revised Upward

•	Capital Spending Program To Be Expanded

•	$150.0 Million Share Repurchase Program Authorized

•	Historical Financial Statements to be Restated

KENNETT SQUARE, PA – (April 27, 2006) – Genesis HealthCare Corporation (GHC) (NASDAQ: GHCI) today announced income from continuing operations of $8.2 million, or $0.42 per diluted share, and net income of $8.1 million, or $0.42 per diluted share, for the quarter ended March 31, 2006. Results in the quarter were negatively impacted by the following three items that were not considered in GHC’s earnings guidance: $0.05 per diluted share of incremental stock based compensation associated with the growth in value of GHC’s common stock held in its deferred compensation plan, $0.01 per diluted share related to early extinguishment of debt charges, and $0.01 per diluted share related to the restatement of GHC’s financial statements as described in more detail under “Restatement” below. Estimated restated income from continuing operations in the comparable period in the prior year totaled $12.8 million, or $0.63 per diluted share, and estimated restated net income totaled $12.7 million, or $0.63 per diluted share. The prior year results include provider assessment revenues and expenses that were recognized in the second quarter of fiscal 2005 attributable to prior periods. (See attached provider assessment table on page 14).

“While there were a number of significant challenges in the quarter including the implementation of the new 53 RUGs classification system, the launch of Medicare Part D, and therapy caps which impacted rehab caseload and Part B revenues, I am proud of our ability to manage through these sweeping changes,” stated George V. Hager, Jr., Chairman and Chief Executive Officer. “We worked hard to prepare for the implementation of the new RUGs system and continue our infrastructure improvement in systems and facility renovations as quickly and efficiently as possible. We are encouraged by the early results in our completed specialty units and renovated assets, and look forward to leveraging the impact of these efforts with continued improvement in acuity while seeking to maintain occupancy.”

Income from continuing operations and net income were $19.6 million, or $1.00 per diluted share, for the six months ended March 31, 2006. Estimated restated income from continuing operations in the comparable period in the prior year totaled $24.1 million, or $1.19 per diluted share, and estimated restated net income totaled $24.6 million, or $1.21 per diluted share.

Revenue for the quarter ended March 31, 2006 totaled $431.6 million compared to estimated restated revenue of $453.1 million in the comparable period in the prior year. Revenue for the six months ended March 31, 2006 totaled $862.2 million compared to estimated restated revenue of $851.6 million in the same period in the prior year. Year-over-year revenue was impacted by $45.1 million and $35.2 million of provider assessments recognized in the quarter and six months periods ended March 31, 2005, respectively, which pertained to prior periods. Excluding these prior period assessments, revenues for the quarter ended March 31, 2006 grew 5.8%.

EBITDA for the quarter ended March 31, 2006 totaled $34.2 million compared to estimated restated EBITDA of $39.1 million in the prior year quarter. (See attached reconciliation on page 9). EBITDA for the quarter ended March 31, 2006 was negatively impacted by $0.2 million, or $0.01 per diluted share, related to early extinguishment of debt charges and $1.0 million, or $0.03 per diluted share, of incremental stock based compensation associated with the October 1, 2005 adoption of SFAS 123R. The quarter ended March 31, 2005 benefited from $7.7 million, or $0.23 per diluted share, associated with prior period provider assessments, and was negatively impacted by $4.3 million, or $0.12 per diluted share, associated with early extinguishment of debt charges.

EBITDA for the six months ended March 31, 2006 totaled $73.0 million compared to $76.0 million of estimated restated EBITDA for the comparable period in the prior year. (See attached reconciliation on page 9). EBITDA for the six months ended March 31, 2006 was negatively impacted by $0.2 million, or $0.01 per diluted share, related to early extinguishment of debt charges and $1.5 million, or $0.05 per diluted share, of incremental stock based compensation associated with the October 1, 2005 adoption of SFAS 123R. Estimated restated EBITDA for the six months ended March 31, 2005 benefited from $6.4 million, or $0.19 per diluted share, associated with prior period provider assessments, and was negatively impacted by $4.8 million, or $0.14 per diluted share, associated with early extinguishment of debt charges.

Excluding provider assessments and stock based compensation, EBITDA for the quarter ended March 31, 2006 was in line with estimated restated EBITDA in the comparable period in the prior year. While top line growth remains strong, margins were impacted by continuing pressures in the rehabilitation services segment and a sharp increase in utility costs. In addition, earnings per share was impacted by investments in computer hardware related to the deployment of new systems resulting in higher levels of depreciation expense.

Inpatient Services
Inpatient services net revenue totaled $384.5 million in the quarter ended March 31, 2006 compared to inpatient services net revenue of $409.8 million in the prior year quarter, which was impacted by the prior period provider assessments as previously discussed. Excluding these provider assessments, revenue grew 5.4% in the quarter ended March 31, 2006 primarily due to third party payor rate growth, growth in occupancy and Medicare acuity. Medicare rates in the quarter ended March 31, 2006 grew 8.0% to $398 per patient day from the prior year quarter as a result of the 3.1% market basket adjustment received on October 1, 2005, and higher Medicare patient acuity. Medicaid rates in the quarter ended March 31, 2006 grew 2.5% to $184 per patient day from the prior year quarter. GHC’s reported occupancy grew 140 basis points to 91.6% from 90.2% in the prior year quarter with an average daily census improvement of more than 100 patients in this quarter versus the same period in the prior year. Adjusting for the change in licensed beds quarter over prior year quarter, occupancy grew 70 basis points.

Inpatient services EBITDA totaled $50.2 million in the quarter ended March 31, 2006 compared to estimated restated inpatient services EBITDA of $55.8 million in the prior year quarter. Inpatient estimated restated EBITDA in the quarter ended March 31, 2005 benefited from $7.7 million associated with the prior period provider assessments. Excluding these provider assessments, inpatient EBITDA grew 4.4% versus the same period in the prior year.

“We had another strong quarter, as our occupancy remained stable, our labor costs moderated, and we successfully transitioned to the new 53 RUGs classification system,” stated James V. McKeon, Chief Financial Officer. “These gains were somewhat offset by higher than expected utility costs, increased depreciation expense, and the impact of therapy caps in the quarter. Despite all these challenges, on an as adjusted basis, we met expectations for the quarter and we remain optimistic for the balance of the year.”

Rehabilitation Services
Rehabilitation services revenues totaled $58.2 million in the quarter ended March 31, 2006 compared to $53.1 million in the prior year quarter. Revenues benefited from the implementation of higher pricing, higher patient acuity and improved caseload.

Rehabilitation services EBITDA totaled $3.4 million in the quarter ended March 31, 2006 compared to estimated restated rehabilitation services EBITDA of $4.5 million in the prior year quarter. Rehabilitation EBITDA was primarily impacted by a reduction of Part B therapy revenue prior to the finalization of the therapy cap exception process. The rehabilitation business also played a key role in the transition to the new RUGs classification system, contributing to the performance of the inpatient business. As a result of this emphasis on the inpatient business, together with the Medicare Part B therapy caps, rehab Part B caseload and revenue mix were negatively impacted.

Balance Sheet and Cash Flow
GHC generated operating cash flow of $28.1 million in the quarter ended March 31, 2006. The Company ended the quarter with $405.5 million of debt and cash of $91.1 million.

Capital spending in the quarter ended March 31, 2006 was $21.5 million versus $12.0 million in the prior year quarter and $31.6 million in the immediately preceding quarter.“The early progress on our capital spending program is promising and we continue to see additional opportunities for investment in our portfolio,” noted McKeon. “As a result, we are raising our CAPEX guidance for fiscal 2006 to $90 million to $100 million from our previous guidance of $65 million to $75 million.”

Share Repurchase Program
On April 26, 2006, GHC’s Board of Directors authorized the repurchase of up to $150.0 million of the Company’s common stock, with such repurchases to take place at GHC management’s discretion and/or under pre-established, non-discretionary programs from time to time, depending on market conditions, in the open market and in privately negotiated transactions, subject to any covenants or restrictions contained in agreements governing GHC’s indebtedness.

Reimbursement Update
Starting January 1, 2006, the Centers for Medicare and Medicaid Services’ (CMS) new resource utilization group classification system, often referred to as RUGs refinement, went into effect. The new system establishes nine new RUG payment classifications, alters the case-mix weights for the remaining 44 RUG payment categories, and adjusts upward the nursing component of each reimbursement schedule.

Also, starting January 1, 2006, Medicaid coverage of prescription drugs for Medicare beneficiaries who are also eligible for Medicaid have been shifted to the Medicare program under Part D.

Adoption of Share-Based Payment Accounting Pronouncement
Effective October 1, 2005, the Company adopted the provisions of Statement of Financial Accounting Standard No. 123(R), “Share-Based Payment” (SFAS 123R). In connection with the adoption of SFAS 123R, the Company recognized $1.0 million, or $0.03 per diluted share, and $1.5 million, or $0.05 per diluted share, of compensation expense associated with the vesting of employee stock options in the quarter and six months ended March 31, 2006.

Effective Tax Rate
The Company’s effective tax rate continues to be adversely impacted by the lapsing of certain jobs related tax credit provisions at December 31, 2005, which have increased GHC’s effective tax rate for fiscal 2006 by almost 1%. GHC continues to carry significant net operating loss carryforwards to shield taxable income.

Outlook
The Company is raising its fiscal 2006 earnings guidance by $0.10 per diluted share. The revised guidance of $2.20 to $2.25 per diluted share on a Non-GAAP basis is up from $2.10 to $2.15 per diluted share. The Non-GAAP guidance excludes the impact of incremental stock-based compensation related to changes in the Company’s common stock, excludes the costs related to debt extinguishment charges and assumes an effective tax rate of 40%. The following table provides a reconciliation of GAAP guidance to Non-GAAP guidance:

GENESIS HEALTHCARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP EARNINGS GUIDANCE

	Twelve months ended September 30, 2006

	Low end	High end

Diluted EPS from continuing operations – GAAP	$2.12	$2.17
Add back:
Debt extinguishment costs	0.02	0.02
Non-cash stock based compensation for shares in deferred compensation	0.03	0.03
Effective tax rate adjusted to 40%	0.03	0.03

Diluted EPS from continuing operations – Non GAAP	$2.20	$2.25

Restatement
On March 17, 2006, the Company received a review letter from the Securities and Exchange Commission (the SEC) relating to GHC’s annual report on Form 10-K for the fiscal year ended September 30, 2005 and the quarterly report for the fiscal quarter ended December 31, 2005 (the Reports) in connection with a routine review of the Company’s Reports. The letter addressed GHC’s financial statements and related disclosure in the Reports and included, among other matters, inquiries into GHC’s policies for discounting loss reserves in connection with its self-insurance programs and its previously reported accounting errors.

Historically, GHC recorded outstanding losses and loss expenses for both general and professional liability and workers’ compensation liability based on the estimates of the amount of reported losses together with a provision for losses incurred but not reported, based on the recommendations of an independent actuary, and GHC management’s judgment using its past experience and industry experience. General and professional liability and workers’ compensation claims were discounted at a rate of 4.5% during the fiscal years ended September 30, 2003, 2004 and 2005 and the fiscal quarter ended December 31, 2005. This rate estimated the present value of funds required to pay losses at a future date.

During the fiscal year ended September 30, 2005, GHC identified and corrected certain errors in previously issued consolidated financial statements related to accounting for operating lease expense on a straight-line basis, the classification of certain leases, accounting for GHC stock held in the deferred compensation plan, the useful lives assigned to certain fixed assets and unaccrued costs resulting from purchasing cut-off procedures. Based upon its evaluation, GHC’s management concluded that the errors were not material to GHC’s consolidated financial statements taken as a whole and adjusted for the errors in the period such errors were identified.

On March 31, 2006, GHC responded to the review letter and on April 21, 2006, the SEC issued a supplemental review letter. The supplemental letter included, among other matters, additional inquiries into GHC’s policies for discounting loss reserves and previously reported accounting errors.

After review and consultation with its Audit Committee and KPMG, LLP, its independent registered public accounting firm, GHC has determined that its loss reserves in connection with its self-insurance programs should be reported on an undiscounted basis to comply with generally accepted accounting principles. Accordingly, GHC’s management and its Audit Committee have determined that GHC will restate its historical financial statements for the fiscal years ended September 30, 2003, 2004 and 2005 and the fiscal quarter ended December 31, 2005 to reflect claims on a non-discounted basis. The restatement will also correct the previously reported errors described above to include them in the appropriate period.

“The items that required restatement were principally non-cash and do not have a significant impact on our current or prospective earnings,” stated McKeon. “The most significant adjustments relate to fiscal 2003, the year immediately preceding the spin-off.”

The estimated impact of the restatement on income from continuing operations is set forth below:

GENESIS HEALTHCARE CORPORATION AND SUBSIDIARIES
COMPARISON OF HISTORICAL AND ESTIMATED RESTATED RESULTS

	Years ended September 30,

($ in millions, except EPS)	2005		2004		2003

	Historical	Restated	Historical	Restated	Historical	Restated

Income from continuing operations	$42.4	$44.6	$31.7	$31.9	$31.4	$27.3
Diluted EPS from continuing operations	$2.12	$2.23	$1.58	$1.59	Not applicable

	Three months ended December 31, 2005

	Historical	Restated

Income from continuing operations	$11.7	$11.4
Diluted EPS from continuing operations	$0.59	$0.58

All estimates in this press release are subject to change pending GHC’s completion of its restated financial statements. Resolution of the remaining items raised in the SEC letters may impact GHC’s consolidated financial statements for the quarter ended March 31, 2006 and for previously reported periods as well as the guidance previously provided and updated herein, which impact is not expected to be material.

Conference Call
Genesis HealthCare Corporation will hold a conference call at 9:00 a.m. Eastern Time on Friday, April 28, 2006 to discuss the results. Investors can access the conference call by phone at (888) 798-1823 or live via webcast through the GHC web site at http://www.genesishcc.com, where a replay of the call will also be posted for one year.

About Genesis HealthCare Corporation
Genesis HealthCare Corporation (NASDAQ: GHCI) is one of the nation’s largest long-term care providers with over 200 skilled nursing centers and assisted living residences in 12 eastern states. Genesis also supplies contract rehabilitation therapy to over 650 healthcare providers in 18 states and the District of Columbia.

Visit our website at www.genesishcc.com.

Statements made in this release, our website and in our other public filings and releases, which are not historical facts contain “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “target,” “appears” and similar expressions. Such forward looking statements include, without limitation expected reimbursement rates, including RUGs changes, our net operating loss carryforwards, our 2006 effective tax rate, agency labor utilization, wage rates, debt repayments, share repurchases, provider tax assessments, changes in state Medicaid rates, our plans to improve the operating performance of our Rehabilitation services segment and progress to date, the extent and effectiveness of our facilities renovation program, levels of lease expense, interest expense, depreciation expense, capital spending, our anticipated results of operations for fiscal 2006 and the anticipated impact of the restatement of our historical financial statements. Factors that could cause actual results to differ materially include, but are not limited to, the following: changes in our estimates of the impact of the restatement, costs, changes in the reimbursement rates or methods of payment from Medicare or Medicaid, or the implementation of other measures to reduce reimbursement for our services; efforts of third party payors to control costs; the impact of federal and state regulations; changes in payor mix and payment methodologies; competition in our business; an increase in insurance costs and potential liability for losses not covered by, or in excess of, our insurance; competition for and availability of qualified staff in the healthcare industry; our ability to control operating costs, and generate sufficient cash flow to meet operational and financial requirements; and an economic downturn or changes in the laws affecting our business in those markets in which we operate. The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control. We caution investors that any forward-looking statements made by us are not guarantees of future performance. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

# # #

GENESIS HEALTHCARE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 2006 AND 2005
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three months ended
	March 31, 2006	March 31, 2005

		Restated
Net revenues	$431,589	$453,074
Operating expenses:
Salaries, wages and benefits	264,178	250,635
Other operating expenses	127,475	153,526
Loss on early extinguishment of debt	188	4,289
Lease expense	5,591	5,510
Depreciation and amortization expense	15,100	12,539
Interest expense	5,623	6,900

Income before income tax expense, equity in net
income of unconsolidated affiliates and
minority interests	13,434	19,675
Income tax expense	5,525	7,357

Income before equity in net income of unconsolidated
affiliates and minority interests	7,909	12,318
Equity in net income of unconsolidated affiliates	476	679
Minority interests	(173)	(153)

Income from continuing operations	8,212	12,844
Loss from discontinued operations, net of taxes	(127)	(96)

Net income	$8,085	$12,748

Per common share data:
Basic:
Income from continuing operations	$0.43	$0.64
Loss from discontinued operations	(0.01)	(0.00)
Net income	$0.42	$0.64
Weighted average shares	19,234,656	19,985,375

Diluted:
Income from continuing operations	$0.42	$0.63
Loss from discontinued operations	(0.01)	(0.00)
Net income	$0.42	$0.63
Weighted average shares	19,434,096	20,316,822

GENESIS HEALTHCARE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
SIX MONTHS ENDED MARCH 31, 2006 AND 2005
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Six months ended
	March 31, 2006	March 31, 2005

		Restated
Net revenues	$862,182	$851,625
Operating expenses:
Salaries, wages and benefits	525,569	498,665
Other operating expenses	252,362	260,780
Loss on early extinguishment of debt	188	4,832
Lease expense	11,029	11,382
Depreciation and amortization expense	29,410	24,592
Interest expense	11,377	14,172

Income before income tax expense, equity in net
income of unconsolidated affiliates and
minority interests	32,247	37,202
Income tax expense	13,387	14,474

Income before equity in net income of unconsolidated
affiliates and minority interests	18,860	22,728
Equity in net income of unconsolidated affiliates	1,143	1,790
Minority interests	(422)	(424)

Income from continuing operations	19,581	24,094
(Loss) income from discontinued operations, net of taxes	(12)	525

Net income	$19,569	$24,619

Per common share data:
Basic:
Income from continuing operations	$1.01	$1.20
(Loss) income from discontinued operations	(0.00)	0.03
Net income	$1.01	$1.23
Weighted average shares	19,349,678	20,004,214

Diluted:
Income from continuing operations	$1.00	$1.19
(Loss) income from discontinued operations	(0.00)	0.03
Net income	$1.00	$1.21
Weighted average shares	19,599,131	20,304,394

GENESIS HEALTHCARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO EBITDA
(IN THOUSANDS)

	Three months ended		Six months ended
	March 31, 2006	Restated March 31, 2005	March 31, 2006	Restated March 31, 2005

Net income	$8,085	$12,748	$19,569	$24,619
Add back:
Loss (income) from discontinued operations, net of taxes	127	96	12	(525)
Equity in net income of unconsolidated affiliates	(476)	(679)	(1,143)	(1,790)
Minority interests	173	153	422	424
Income tax expense	5,525	7,357	13,387	14,474
Interest expense	5,623	6,900	11,377	14,172
Depreciation and amortization expense	15,100	12,539	29,410	24,592

EBITDA	$34,157	$39,114	$73,034	$75,966

GENESIS HEALTHCARE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

	March 31, 2006	September 30, 2005

		Restated
Assets:
Current assets:
Cash and equivalents	$91,146	$109,041
Current portion of restricted investments
in marketable securities	37,892	39,875
Accounts receivable, net	207,965	184,616
Prepaid expenses and other current assets	31,605	37,185
Deferred income taxes	45,683	48,972

Total current assets	414,291	419,689

Property and equipment, net	802,642	785,834
Restricted investments in marketable securities	57,429	56,197
Deferred income taxes	4,254	7,972
Other long-term assets	96,729	94,850

Total assets	$1,375,345	$1,364,542

Liabilities and Shareholders’ Equity:
Current liabilities:
Current installments of long-term debt	$3,931	$4,537
Accounts payable and accrued expenses	149,643	155,904
Current portion of self-insurance liability reserves	37,892	39,875

Total current liabilities	191,466	200,316

Long-term debt	401,592	405,633
Self-insurance liability reserves	75,003	72,568
Other long-term liabilities	45,154	38,111
Commitments and contingencies

Total shareholders’ equity	662,130	647,914

Total liabilities and shareholders’ equity	$1,375,345	$1,364,542

GENESIS HEALTHCARE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
THREE MONTHS ENDED MARCH 31, 2006 AND 2005
(IN THOUSANDS)

	Three months ended
	March 31, 2006	March 31, 2005

		Restated
Cash flows from operating activities:
Net cash provided by operating activities	$28,110	$34,394

Cash flows from investing activities:
Capital expenditures	(21,500)	(11,968)
Net purchases of restricted marketable securities	(4,035)	(12,005)
Purchase of eldercare centers	200	(5,341)
Other, net	544	480

Net cash used in investing activities	(24,791)	(28,834)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	180,000
Repayment of long-term debt	(3,480)	(149,920)
Debt issuance costs and debt prepayment premium	(130)	(8,861)
Purchase of common stock for treasury	—	(20,794)
Proceeds from exercise of stock options	839	1,882
Other, net	235	—

Net cash (used in) provided by financing activities	(2,536)	2,307

Net increase in cash and equivalents	$783	$7,867
Cash and equivalents:
Beginning of period	90,363	118,300

End of period	$91,146	$126,167

GENESIS HEALTHCARE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
SIX MONTHS ENDED MARCH 31, 2006 AND 2005
(IN THOUSANDS)

	Six months ended
	March 31, 2006	March 31, 2005

		Restated
Cash flows from operating activities:
Net cash provided by operating activities	$46,771	$58,896

Cash flows from investing activities:
Capital expenditures	(53,098)	(23,094)
Net sales (purchases) of restricted marketable securities	475	(14,192)
Purchase of eldercare centers	(4,823)	(5,342)
Proceeds from sales of eldercare assets	—	5,292
Other, net	6,828	1,385

Net cash used in investing activities	(50,618)	(35,951)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	180,000
Repayment of long-term debt	(4,648)	(176,312)
Debt issuance costs and debt prepayment premium	(130)	(8,861)
Purchase of common stock for treasury	(10,691)	(20,794)
Proceeds from exercise of stock options	1,108	3,118
Other, net	313	—

Net cash used in financing activities	(14,048)	(22,849)

Net (decrease) increase in cash and equivalents	$(17,895)	$96
Cash and equivalents:
Beginning of period	109,041	126,071

End of period	$91,146	$126,167

GENESIS HEALTHCARE CORPORATION AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS (UNAUDITED)

	Three months ended		Six months ended
Segment Data (dollars in thousands) (1)	March 31, 2006	March 31, 2005	March 31, 2006	March 31, 2005

		Restated		Restated
Inpatient services
Revenue	$384,499	$409,772	$768,670	$763,908
EBITDA – $	50,167	55,813	101,179	106,048
EBITDA – %	13.0%	13.6%	13.2%	13.9%
EBITDA – $ per patient day	$30.15	$33.73	$30.10	$31.76
Rehabilitation therapy services (including intersegment amounts)
Revenue	$58,214	$53,096	$116,359	$105,071
EBITDA – $	3,375	4,523	8,061	7,796
EBITDA – %	5.8%	8.5%	6.9%	7.4%

	Three months ended		Six months ended
Selected Operating Statistics (Inpatient services segment)	March 31, 2006	March 31, 2005	March 31, 2006	March 31, 2005

Occupancy – Licensed Beds	91.6%	90.2%	91.5%	90.3%

Patient Days:
Private and other	320,518	324,109	649,364	652,700
Medicare	269,212	275,501	529,084	533,318
Medicaid	1,073,922	1,054,889	2,182,623	2,153,395

Total Days	1,663,652	1,654,499	3,361,071	3,339,413

Per Diems:
Private and other	$223.43	$209.59	$220.46	$207.02
Medicare	397.68	368.28	395.19	367.15
Medicaid (Pro Forma) (2)	184.27	179.78	183.63	178.99

Revenue quality mix (non-Medicaid) (2)	48.4%	48.0%	47.8%	47.1%

Nursing labor costs per patient day:
Employed labor	$86.12	$82.67	$85.47	$81.37
Agency labor	2.55	3.23	2.75	3.35

Total	$88.67	$85.90	$88.22	$84.72

End of period:	Inpatient Licensed Beds	Inpatient Facility Count

Owned
- Skilled Nursing	15,153	120
- Assisted Living	756	7

Total Owned	15,909	127

Leased
- Skilled Nursing	3,635	25
- Assisted Living	557	6

Total Leased	4,192	31

Total Owned and Leased (Consolidated)	20,101	158

Jointly Owned
- Skilled Nursing	953	7
- Assisted Living	586	5

Managed
- Skilled Nursing	3,146	24
- Assisted Living	611	4
- Transitional Care Units	286	11

Total Jointly Owned and Managed– (Unconsolidated)	5,582	51

(1) -	The prior year segment EBITDA previously reported was adjusted to reflect incentive compensation expenses at the segment level. In addition, all prior period segment EBITDA previously reported was adjusted to reflect the centralization of GHC's recruiting function. These adjustments were made to conform with the current presentation which includes such expenses at the segment level.

(2) -	Medicaid per diems and quality revenue mix are presented on a pro forma basis to reflect retroactive provider assessments in the period they relate to.

GENESIS HEALTHCARE CORPORATION
PENNSYLVANIA AND NEW JERSEY PROVIDER ASSESSMENT TABLES

In the quarter ended March 31, 2005, GHC recognized the net benefit of Pennsylvania and New Jersey provider tax assessments. Provider assessments generate additional matching funds to state Medicaid programs. These plans usually take the form of a bed tax imposed uniformly across classes of providers within the state. In turn, the state utilizes the additional federal matching funds generated by the tax to pay increased reimbursement rates to providers for serving Medicaid patients. The Pennsylvania assessment was retroactive 21 months to July 1, 2003, and cumulatively through March 31, 2005 resulted in revenue of $42.0 million, EBITDA of $6.1 million and net income of $3.7 million, or $0.18 per diluted share. The New Jersey assessment was retroactive nine months to July 1, 2004, and cumulatively through March 31, 2005 resulted in revenue of $12.8 million, EBITDA of $3.0 million and net income of $1.8 million, or $0.09 per diluted share. The following table details the periods to which the benefits relate:

Pennsylvania Provider Tax Assessment

($ in Millions except EPS)	Total	Fiscal 2004 & Prior	Six months ended March 31, 2005	Three months ended March 31, 2005

Revenue	$42.0	$30.9	$11.0	$5.6
Expense	35.8	25.5	10.3	5.2

EBITDA	6.1	5.4	0.7	0.4

Pre Tax Income	6.1	5.4	0.7	0.4

Net Income	3.7	3.3	0.4	0.2

EPS	$0.18	$0.16	$0.02	$0.01

New Jersey Provider Tax Assessment

($ in Millions except EPS)	Total	Fiscal 2004 & Prior	Six months ended March 31, 2005	Three months ended March 31, 2005

Revenue	$12.8	$4.3	$8.5	$4.1
Expense	9.8	3.3	6.5	3.2

EBITDA	3.0	1.0	2.0	1.0

Pre Tax Income	3.0	1.0	2.0	1.0

Net Income	1.8	0.6	1.2	0.6

EPS	$0.09	$0.03	$0.06	$0.03

Note: Tables may not foot or crossfoot mathematically due to rounding.